EXHIBIT 3.3

AMENDMENT NO. 1

TO THE

OPERATING AGREEMENT

OF

MIDAMERICAN FUNDING, LLC

FIRST AMENDMENT (“Amendment”) to the OPERATING AGREEMENT (“Agreement”) of MIDAMERICAN FUNDING, LLC, an Iowa limited liability company (“Company”), dated as of February 9, 2010, by MidAmerican Energy Holdings Company, an Iowa corporation, the sole “Member.

W I T N E S S E T H

WHEREAS, the Member desires to increase the number of members of the Board of Managers set forth in Section 3.2(b) of the Agreement from three (3) to four (4); and

WHEREAS, Section 8.5 of the Agreement requires an amendment to the Agreement to be in writing and signed by the Member.

NOW, THEREFORE, the Agreement is amended as follows:

Section 1.                      The first sentence of Section 3.2(b) is deleted in its entirety and replaced by the following:

“There shall be four (4) Managers on the Board of Managers.”

Section 2.                      Except as amended hereby, the provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Operating Agreement of MidAmerican Funding, LLC as of the day and date first set forth above.

MIDAMERICAN ENERGY HOLDINGS COMPANY
Its sole Member

By:           /s/ Douglas L. Anderson
Douglas L. Anderson
Senior Vice President, General Counsel and Secretary